Exhibit 16.01



                                                    125 Michael Drive, Suite 101
Scarano & Tomaro, P.C.                              Syosset, New York 11791
Certified Public Accountants & Consultants              516-364-0300
                                                    Fax:516-364-3003
                       MEMBER OF THE SEC PRACTICE SECTION,
                          AICPA DIVISION FOR CPA FIRMS


November 11, 1998



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:      Hollywood Productions, Inc.
         File Ref. No. 0-28690

We were previously the independent auditors for Hollywood Productions, Inc. ("the Company"); under the date of March 9, 1998, we reported on the consolidated financial statements of Hollywood Productions, Inc. and subsidiary as at December 31, 1997, and for each of the years in the two-year period then ended. On October 26, 1998, our engagement was terminated. We have read the statements included under Item 4 of Form 8-K dated October 26, 1998 of Hollywood Productions, Inc. and we agree with such statements except that we had no previous knowledge prior to the Company's filing of the Form 8-K with respect to the Company's reasons as to why our engagement was terminated. Regarding disagreements and reportable events, the respondent knows of no such matters but, we suggest you contact Anthony Tomaro directly who was the engagement partner at Scarano & Tomaro, P.C. relating to the audits of Hollywood Productions, Inc. Anthony Tomaro is affiliated with the Company's new auditor's Massella, Tomaro & Co., LLP.

Very truly yours, /s/ Scarano & Tomaro, PC Scarano & Tomaro, P.C.